As filed with the Securities and Exchange Commission on August 24, 2016

Registration No. 333-184411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

One M&T Plaza, Buffalo, New York	14203
(Address of Principal Executive Offices)	(Zip Code)

PROFIT INCENTIVE BONUS PLAN OF HUDSON CITY SAVINGS BANK

(Full title of the plan)

Brian R. Yoshida, Esq.

Senior Vice President and Deputy General Counsel

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(Name and address of agent for service)

(716) 842-5464

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

M&T Bank Corporation (“M&T” or the “Registrant”) hereby amends the Registration Statement on Form S-4 (File No. 333-184411) (as amended, the “Form S-4”) by filing this Post-Effective Amendment No. 2 on Form S-8 with respect to shares of M&T common stock offered under the Profit Incentive Bonus Plan of Hudson City Savings Bank (the “Plan”) and corresponding plan interests in the Plan.

On November 2, 2015, M&T filed Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 (“Amendment No. 1”) in connection with the merger (the “Merger”) of Hudson City Bancorp, Inc. (“Hudson City”) with and into Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015, in each case by and among M&T, Hudson City and WTC (as amended, the “Merger Agreement”), with WTC surviving the Merger as a wholly owned subsidiary of M&T.

Amendment No. 1 related to, among other things, the registration of shares of M&T common stock issuable to participants in the Plan electing to invest in M&T common stock through the Plan during payroll periods between the effective date of the Merger and the transition of such participants to M&T’s existing 401(k) plan. The transition of participants to M&T’s existing 401(k) plan was completed on April 1, 2016, the effective date of the merger of the Plan into M&T Bank Corporation Retirement Savings Plan, which is the subject of a separate Registration Statement on Form S-8 (File No. 333-164015).

This Amendment No. 2 is being filed to deregister M&T common stock under the Plan as registered pursuant to the Form S-4 as amended by Amendment No. 1 but unissued to participants in the Plan, and the corresponding plan interests in the Plan. Although the common stock and related plan interests under the Plan are being deregistered, this Amendment No. 2 shall not serve to reduce the number of shares of M&T common stock registered under the Form S-4 or any other registration statement or the number of shares of M&T common stock subject to issuance pursuant to Amendment No. 1 under the other plans that are the subject of that amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 24, 2016.

M&T BANK CORPORATION

By:	/s/ Brian R. Yoshida
Name:	Brian R. Yoshida
Title:	Senior Vice President and Deputy General Counsel